As filed with the Securities and Exchange Commission on August 21, 2013

Registration No. 333-177986

Registration No. 033-57221

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-177986

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 033-57221

Under

The Securities Act of 1933

American Greetings Corporation

(Exact Name of Registrant as Specified in its Charter)

Ohio	34-0065325
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One American Road

Cleveland, Ohio 44144

(Address of Principal Executive Offices Including Zip Code)

Christopher W. Haffke, Esq.

Vice President, General Counsel and Secretary

American Greetings Corporation

One American Road

Cleveland, Ohio 44144

(216) 252-7300

(Name, Address and Telephone Number of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

These Post-Effective Amendments relate to the following Registration Statements on Form S-3 (the “Registration Statements”) filed by American Greetings Corporation (the “Company”) with the Securities and Exchange Commission:

1.	Registration Statement No. 333-177986, filed November 15, 2011, registering debt securities.

2.	Registration Statement No. 033-57221, filed January 10, 1995, registering 91,454 Class A common shares of the Company, $1 par value.

On August 9, 2013, pursuant to the Agreement and Plan of Merger, dated March 29, 2013, among the Company, Century Intermediate Holding Company, a Delaware corporation (“Parent”), and Century Merger Company, an Ohio corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), as amended by Amendment No. 1 to Agreement and Plan of Merger, among the Company, Parent and Merger Sub (the “Merger Agreement”), Merger Sub merged with and into the Company, with the Company surviving (the “Merger”) as a wholly owned Subsidiary of Parent. In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this post-effective amendment to the Registration Statements to deregister all of such securities of the Company registered but unsold as of the effective time of the Merger under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act, American Greetings Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, state of Ohio, on this 21st day of August, 2013.

AMERICAN GREETINGS CORPORATION

By:	/s/ Christopher W. Haffke
Christopher W. Haffke
Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: August 21, 2013	/s/ Zev Weiss
Zev Weiss Co-Chief Executive Officer (Principal Executive Officer and Director)

Date: August 21, 2013	/s/ Jeffrey Weiss
Jeffrey Weiss Co-Chief Executive Officer (Principal Executive Officer and Director)

Date: August 21, 2013	/s/ Stephen J. Smith
Stephen J. Smith Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)